Exhibit 99.2

Chaim Katzman

c/o Gazit-Globe Ltd.

Nissim Aloni 10,

Tel-Aviv, 62919, Israel

February 14, 2018

Hap Stein

Chairman and Chief Executive Officer

Regency Centers Corporation

One Independent Drive

Suite 114

Jacksonville, FL 32202

Re:	Resignation from the Board of Directors

Dear Hap:

I am writing to tender my resignation from the Board of Directors of Regency Centers Corporation (the “Company”) effective today.

As you are aware, I recently assumed the role of Chief Executive Officer of Gazit-Globe Ltd. (“Gazit”) and remain a director of Gazit and three other related public companies. In light of the commitment of time required by my new role as Chief Executive Officer of Gazit and my existing directorships and the “overboarding” policies of Institutional Shareholder Services, Glass Lewis & Co. and the Company for directors who are the chief executive officer of another public company, I believe it is appropriate to resign from the Company’s Board of Directors at this time. My decision to resign from the Company’s Board of Directors is not the result of any disagreement with the Company’s operations, policies or procedures. Given the strength of the Company’s Board of Directors and management team, I feel confident stepping down at this time and leaving the Company in their capable hands.

At this time Gazit will not be exercising its right under the governance agreement, by and among Company, Gazit and certain of Gazit’s affiliated entities to designate another person to be appointed to the Company’s Board of Directors.

I have appreciated the opportunity to serve on the Company’s board and wish you and the Company the best.

Sincerely,

/s/ Chaim Katzman
Chaim Katzman

cc:	Barbara Johnston, General Counsel, Regency Centers Corporation